MYRIENT(TM) NAMES TOAN V. DINH VICE-CHAIRMAN AND CEO
IRVINE, California - FEBRUARY 12, 2001 - Myrient(TM) (OTCBB: MYNT), a single source Managed Service Provider (MSP), announced today that its board of directors has appointed Toan V. Dinh as Vice-Chairman and Chief Executive Officer, effective immediately. Bryan L. Turbow will return to his duties as President, and Chief Technology Officer. According to the Myrient Board of Directors, Dinh's extensive, world-class executive leadership experience and proven reputation will be instrumental in assisting Myrient in capitalizing on its industry-leading position in Private Networking, and ensuring that the company meets its revenue, profit and operational goals. Additionally, Dinh will lead Myrient's fund raising and financial management activities.

"Our CEO search was thorough and exhaustive," said Myrient President and CTO Bryan L. Turbow. "Attracting a proven chief executive like Toan Dinh is a strong indication that Myrient is poised as a leader in providing Managed Services. Myrient has recruited a strong CEO capable of driving strategy and vision. His dedication and stringent objectives for profitability exemplify his ability to properly position a company in a highly competitive marketplace. We are delighted that he is on board and believe this management addition will ensure Myrient's continued success."

"Myrient is well-positioned on the brink of an explosive business opportunity, and Dinh knows how to aim high and build teams that exemplify his vision of trust, delivery, quality and service to the market. He is the right person at the right time to lead us to the next generation of private networking," added Turbow.

"Myrient is a diamond in the rough. The company has a top-notch customer base, an innovative product development team, and a highly-competitive private networking solution that sets us apart from others within the telecommunications industry," said Toan V. Dinh, Myrient's newly appointed Vice-Chairman and CEO. "I believe that we are facing an excellent opportunity as a leading Managed Service Provider, and that our new products and disciplined operational processes will contribute to sustained and substantial long term growth. I look forward to working with the entire Myrient team on implementing our business plan."

"Toan is a great fit for our needs at this stage. He has a strong track record in the enterprise market and we are confident that he will deliver exceptional results to Myrient's employees, customers, partners and stockholders," said Barry Hall, Myrient's Chairman. "I expect he will leverage his personal experience to extend Myrient's presence in the financial markets and within the industry. Toan has an energetic, direct management style that has in the past enabled him to lead successful organizations and build strong teams. We are confident he will deliver similar results for us."

Dinh brings to Myrient more than 26 years of experience as a successful entrepreneur attracting investment capital and specializing in engineering consulting and the customized development of test software and hardware. Dinh built and ran a successful consulting operation through several of his closely held companies that specialized in servicing Fortune 1000 companies including Xerox Corporation and Fuji. Dinh completed his B.S. degree in Electronic Engineering in 1975 from University of New York at Buffalo and provided engineering services to companies including Del Mar Avionics, Edwards Labs and Puritan Bennett.

About Myrient(TM)

Myrient(TM) (OTCBB:MYNT) is a single source Managed Service Provider (MSP) specializing in Private Networking, Broadband Internet Access, Internet and Intranet based Web Hosting, Hosted Application Services, Intelligent Routing and Content Delivery Services, Network and Systems Management, and Professional Services. Myrient's(TM) extensive experience in deploying enterprise private networking solutions has resulted in a proprietary technology called REAL PRIVATE NETWORK(TM) (RPN) (TM). Our RPN(TM) Infrastructure enables customers to outsource all of their business communications needs, while ensuring the highest level of security and reliability. Our solutions offer unparalleled value through our proprietary network design and enabling technologies, which efficiently leverage our partners' network capacity.

More information regarding Myrient(TM) may be found at www.Myrient.net or by sending e-mail to investor@Myrient.net. For sales inquiries, send e-mail to sales@Myrient.net, for agent inquiries, send e-mail to agent@Myrient.net.

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"Safe Harbor" statement under the Private Securities Litigation Reform Act of
1995: Except for historical information, the matters discussed in this news release may be considered forward- looking statements could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal, success of marketing efforts and other risks detailed from time to time in the company's SEC reports. The company assumes no obligation to update the information in this release.

Company Contact:
Investor Relations
Myrient(TM), Inc.
(949) 794-3000
(949) 567-7465 fax
investor@Myrient.net
www.Myrient.net